Exhibit 10.1.9

CREDIT AGREEMENT

among

COLDWATER CREEK INC.,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, L/C Issuer, Swing Line Lender and Lead Arranger

Dated as of March 5, 2003

-i-

TABLE OF CONTENTS

(continued)

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SCHEDULES

SCHEDULE I	—	THE LENDERS
SCHEDULE II		THE EXISTING COMMERCIAL LETTERS OF CREDIT
SCHEDULE 4.01(g)	—	LITIGATION/PENDING MEDIATION
SCHEDULE 4.01(k)		MULTIEMPLOYER PLANS
SCHEDULE 4.01(o)	—	SUBSIDIARIES OF THE BORROWER
SCHEDULE 4.01(v)	—	AGREEMENTS WITH AFFILIATES, ETC.
SCHEDULE 5.01(k)		JURISDICTIONS FOR GOOD STANDING CERTIFICATES
SCHEDULE 5.02(a)	—	EXISTING INDEBTEDNESS
SCHEDULE 5.02(b)	—	EXISTING LIENS
SCHEDULE 5.02(e)	—	EXISTING INVESTMENTS

-iii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 5, 2003, is entered into by and among: (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I hereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”).

RECITALS

A. The Borrower has requested that the Lenders provide certain credit facilities to the Borrower.

B. The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I. DEFINITIONS; INTERPRETATION.

1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Administrative Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Revolving Loan (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), subject to Section 2.07(c) hereof, the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Revolving Loan. The Applicable Margin shall be determined as provided in the Pricing Grid and may change for each Fiscal Quarter and as provided in Section 2.07(c).

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Automatic Loans” shall have the meaning given to that term in Section 2.03(b)(i).

“Base Rate” shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(c).

“Borrower” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

“Borrowing” shall mean a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning.

“Cash Equivalents” shall mean:

(a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

(c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-2 (or its equivalent) by S&P or P-2 (or its equivalent) by Moody’s;

(d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s, (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations;

(e) Securities with a maturities of one year or less from the date of acquisition issued or fully guaranteed by any state or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof and rated at least Aa (or its equivalent) by Moody’s or AA (or its equivalent) by S&P; and

(f) Investments in money market or mutual funds rated at least AAA (or its equivalent) by S&P or Moody’s.

“Change of Law” shall have the meaning given to that term in Section 2.11(b).

“Closing Date” shall mean the date designated as such by the Borrower, which date shall be no earlier than the date on which all of the conditions set forth in Section 3.01 have been satisfied and no later than March 5, 2003.

“Commercial Letter of Credit” means any documentary letter of credit issued by the L/C Issuer either under this Agreement (including the Existing Commercial Letters of Credit) or as originally issued, in either case as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Concentration Account” shall mean account number 5130000432 maintained with Wells Fargo or any successor account thereto and each investment account tied thereto.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the Net Worth of the Loan Parties, on a consolidated basis, on such date minus the sum of the aggregate of (i) all treasury stock and (ii) all Intangible Assets of the Loan Parties.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or Joint Venture or (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Credit Documents” shall mean and include this Agreement, the Notes, each Guaranty, the Fee Letter, all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement.

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan); the making of an L/C Credit Extension; the conversion of any Loan into a LIBOR Loan; or the selection of a new Interest Period for any LIBOR Loan.

“Current Assets” shall mean, as at any date of determination, the current assets of the Loan Parties on such date (determined on a consolidated basis without duplication in accordance with GAAP).

“Current Liabilities” shall mean, as at any date of determination, without duplication, the current liabilities of the Loan Parties on such date (determined on a consolidated basis without duplication in accordance with GAAP) and, in any event, all Loans outstanding on such date and all Standby Letters of Credit issued as of such date.

“Current Ratio” shall mean, as at any date of determination, the ratio of (a) Current Assets on such date to (b) Current Liabilities on such date.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Defaulting Lender” shall mean a Lender that has failed to fund its portion of any Borrowing that it is required to fund under this Agreement and has continued in such failure for three (3) Business Days after written notice from the Administrative Agent.

“Distributions” shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding dividends payable solely in shares of common stock of any Loan Party.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“EBITDA” means, with respect to any fiscal period, without duplication, the sum of (a) Net Income for that period, plus (b) any extraordinary loss, minus (c) any extraordinary gain, plus (d) Interest Expense for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (f) depreciation and amortization expense for that period, plus (g) all other non-cash expenses for that period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (b), (c), (d), (e), (f), and (g), to the extent deducted in determining such Net Income for that period.

“EBITDAR” means, with respect to any fiscal period, EBITDA plus Rental Expense.

“Effective Amount” shall mean (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean a Person that is (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by the Loan Parties or any of their Subsidiaries or migrating or threatening to migrate to or from any such real property, or arising from any investigation, proceeding or remediation of any location at which the Loan Parties, any of their Subsidiaries or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or arising in any manner whatsoever out of any violation of Environmental Laws.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to environmental, health, safety and land use matters, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Borrower under section 414 of the IRC.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender that becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Facility” shall mean that certain Amended and Restated Credit Agreement among the Borrower, the banks named therein and Wells Fargo Bank, National Association, as successor to First Security Bank, N.A., as agent, dated as of October 23, 2000, as the same has been amended, modified or supplemented from time to time.

“Existing Commercial Letters of Credit” shall mean the Commercial Letters of Credit described on Schedule II.

“Existing Term Letter of Credit” shall mean that certain Irrevocable Standby Letter of Credit No. 001-02-0000098-S, originally issued by Wells Fargo Bank, National Association, as successor to First Security Bank, N.A. on May 27, 1999.

“Facility Fee Percentage” shall mean, with respect to the Total Commitment at any time, the per annum percentage which is used to calculate Facility Fees for the Total Commitment. The Facility Fee Percentages shall be determined as provided in the Pricing Grid and may change for each Fiscal Quarter.

“Facility Fees” shall have the meaning given to that term in Section 2.05(b).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement, dated as of November 22, 2002, between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent and the Lenders.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year if such period is less than a full Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audited financial statements, all prepared in reasonable detail and in accordance with GAAP.

“Fiscal Quarter” means any fiscal quarter of Borrower and its Subsidiaries.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the Saturday closest to each January 31.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) EBITDAR less Capital Expenditures (net of tenant improvements paid for by landlords) made during such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following items: (a) Interest Expense for such period, plus (b) payments of principal, other than optional payments of principal and payments of principal on Loans owing hereunder, on Indebtedness with an original maturity date of greater than one year, to the extent actually paid during such period, (c) Rental Expense before any reduction for amortization of tenant improvements, (d) cash income taxes paid during such period and (e) cash Distributions made during such period.

“Foreign Plan” shall mean any employee benefit plan maintained by the Loan Parties or any of their Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States of America.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantors” shall mean, collectively, each now-existing or hereafter-acquired or created Subsidiary of the Borrower.

“Guaranty” shall mean, collectively, each Guaranty Agreement executed by a Guarantor and delivered by the Borrower pursuant to Section 5.01(i).

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).

“ICC” shall have the meaning given to that term in Section 2.02(h).

“Indebtedness” of any Person shall mean, without duplication:

(a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price);

(c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the Lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d) All obligations of such Person as lessee under or with respect to Capital Leases;

(e) All Synthetic Lease Obligations of such Person;

(f) All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(g) All net obligations of such Person, contingent or otherwise, under or with respect to any Swap Agreement;

(h) All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (g) above and all other Contingent Obligations of such Person; and

(i) All obligations of other Persons of the types described in clauses (a) - (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, (c) the Synthetic Lease Interest Component for such period and (d) the net amounts payable (or minus the net amounts receivable) under any Swap Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(b) or Section 2.01(d) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(e) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of “Indebtedness” on behalf of any other Person).

“IRC” shall mean the Internal Revenue Code of 1986.

“Joint Venture” means a corporation, partnership, joint venture or other legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Loan Parties or any of their Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of any L/C Borrowing in accordance with its Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean Wells Fargo (or Trade Bank, as agent for Wells Fargo) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof and includes the L/C Issuer and the Swing Line Lender (unless the context otherwise requires).

“Lead Arranger” shall have the meaning given that term in clause (3) of the introductory paragraph hereof.

“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Commercial Letters of Credit. A Letter of Credit may be a Commercial Letter of Credit

or a Standby Letter of Credit. For purposes of this Agreement, Letter of Credit does not include the Existing Term Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is thirty days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of the Total Commitment and $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

“Leverage Ratio” means, as at any date of determination, for the twelve month period ending on such date, the ratio of (i) the sum of Total Funded Debt plus six times the Rental Expenses before any reduction for amortization of tenant improvements to (ii) EBITDAR for such period.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum appearing on the Telerate Page 3750 (or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion, (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of or on such property or the income therefrom including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan or a Swing Line Loan.

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower or of the Loan Parties, taken as a whole; (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of any Guarantor to pay any portion of its obligations in accordance with the terms of its Guaranty; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement or (d) the validity or enforceability of any of the Credit Documents.

“Material Agreements” shall mean, collectively, the Articles of Incorporation and Bylaws of the Loan Parties.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

“Negative Pledge” shall mean any covenant binding on the Borrower or any Guarantor that prohibits the creation of Liens on any of its assets or property.

“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties determined in accordance with GAAP, consistently applied.

“Net Proceeds” shall mean:

(a) With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the amount of liabilities for taxes incurred by such Person in connection with such sale (after taking into account available deductions, credits, carry-backs, carry-forwards or similar items relating to the assets or property sold) based upon the overall effective tax rate payable by such Person for the tax year in question, (ii) the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person, and (iii) the amount of any indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale;

(b) With respect to any sale or issuance of any Indebtedness, the aggregate consideration received by such Person from such sale or issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such sale or issuance that are to be paid by such Person; and

(c) With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than the Borrower or any Affiliate of the Borrower and the other reasonable costs and expenses (including reasonable legal expenses) directly related to such issuance that are to be paid by any Person; provided, however, that for the purpose of this clause (c), an issuance of Equity Securities shall not include any capital contribution from any Person in the form of Equity Securities or any issuance or sale of Equity Securities by any Subsidiary of the Borrower to the Borrower or any of its Subsidiaries.

“Net Worth” shall mean, as at any date of determination, stockholders’ equity of the Loan Parties on such date (determined on a consolidated basis without duplication in accordance with GAAP).

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).

“Note” shall mean a Revolving Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Revolving Loan Borrowing or a Notice of Swing Line Borrowing.

“Notice of Revolving Loan Borrowing” shall have the meaning given to that term in Section 2.01(b).

“Notice of Revolving Loan Conversion” shall have the meaning given to that term in Section 2.01(d).

“Notice of Revolving Loan Interest Period Selection” shall have the meaning given to that term in Section 2.01(e).

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to the Administrative Agent or any

Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all Revolving Loans, Letters of Credit, Swing Line Loans, interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a Joint Venture, a trust or other entity or a Governmental Authority.

“Pricing Grid” shall mean:

Pricing Grid

(rates are expressed in basis points per annum)

(One basis point equals ..01%)

Tier	Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans (bps)	Facility Fee (bps)
1	< 1.50	150.0	0.0	25.0
2	> 1.50, < 2.00	175.0	25.0	30.0
3	> 2.00, < 2.50	200.0	50.0	40.0
4	> 2.50	225.0	75.0	50.0

From the Closing Date through and including March 31, 2003, the Applicable Margin and Facility Fee shall be those set forth in Tier 3. From and after April 1, 2003, any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first day of the third month of the Fiscal Quarter following the Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to Section 5.01(a) hereof; provided, however, that if no Compliance Certificate is delivered during a Fiscal Quarter when due in accordance with such Section, then Tier 4 shall apply as of the first day of such following Fiscal Quarter.

“Prime Rate” shall mean the per annum rate at any time the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.

“Proportionate Share” shall mean:

(a) With respect to any Lender at any time prior to the earlier of the Revolving Loan Maturity Date and the termination of the Revolving Loan Commitments pursuant to Section 2.04, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Commitment at such time; and

(b) With respect to any Lender at any time after the earlier of the Revolving Loan Maturity Date and the termination of the Revolving Loan Commitments pursuant to Section 2.04, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations, and (C) such Lender’s Proportionate Share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

The initial Proportionate Share of each Lender is set forth under the caption “Proportionate Share” opposite such Lender’s name on Schedule I.

“Register” shall have the meaning given to that term in Section 8.05(d).

“Rental Expense” means, for any period, the sum of (a) all rental payments under real property leases (including base rent, percentage rent, common area payments and real estate taxes) less amortization of tenant improvements for such period plus (b) all rent payments under equipment operating leases for such period.

“Reportable Event” shall have the meaning given to that term in ERISA and applicable regulations thereunder.

“Required Lenders” shall mean, at any time, two or more Lenders whose Proportionate Shares then equal or exceed sixty-six percent (66.0%) (or if there is only one Lender, such Lender), except at any time any Lender is a Defaulting Lender. At any time any Lender is a

Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean two or more non-Defaulting Lenders (or if there is only one non-Defaulting Lender, such Lender) having total Proportionate Shares equaling or exceeding sixty-six percent (66.0%) of the total Proportionate Shares of all non-Defaulting Lenders.

“Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “Reserve Requirement” shall include any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Lenders on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Loan Maturity Date” shall mean the earlier to occur of (i) March 5, 2006 and (ii) the date on which the Commitments have been terminated pursuant to Section 6.02 hereof.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).

“Revolving Loan Notice” shall have the meaning given to that term in Section 2.03(c).

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback” means, with respect to any Person, the sale of property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such property by the Buyer to the Seller.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Standby Letter of Credit” means any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted. For purposes of this Agreement, the term “Standby Letter of Credit” does not include the Existing Term Letter of Credit.

“Store Operating Data” shall mean material information concerning the operations of each store, provided by store location, which information shall include, in any event, gross sales by each store, sales returns to each store, costs of goods sold by each store, operating margin of each store and direct costs of each store.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, Joint Venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, Joint Venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Loan Parties.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” shall mean the meaning specified in Section 2.03(a).

“Swing Line Rate” shall mean, subject to Section 2.07(c), a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change.

“Swing Line Note” shall have the meaning given to that term in Section 2.08(d).

“Swing Line Sublimit” shall mean an amount equal to the lesser of the Total Commitment and $5,000,000. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

“Synthetic Lease” shall mean each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” shall mean, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation” shall mean, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Synthetic Lease Principal Component” shall mean, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as principal in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Taxes” shall have the meaning given to such term in Section 2.12(a).

“Total Commitment” shall mean, at any time, Sixty Million Dollars ($60,000,000), or, if such amount is reduced pursuant to Section 2.04, the amount to which so reduced and in effect at such time.

“Total Funded Debt” shall mean all Indebtedness of the Loan Parties on a consolidated basis.

“Trade Bank” shall mean Wells Fargo HSBC Trade Bank, N.A.

“Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“UCP” has the meaning set forth in Section 2.02(h).

“Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).

“Wells Fargo” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way limit the foregoing. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.03. Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06. Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent relating to the subject matter hereof and thereof and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof (including the commitment letter dated as of November 22, 2002, between the Borrower and the Administrative Agent) but excluding the Fee Letter.

1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

1.10. References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

SECTION II. CREDIT FACILITIES.

2.01. Revolving Loan Facility.

(a) Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period from the Closing Date up to, but not including, the Revolving Loan Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01 (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at such time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding shall not exceed the Total Commitment at such time. All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b) Notice of Revolving Loan Borrowing. The Borrower shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A, appropriately completed (a “Notice of Revolving Loan Borrowing”), which specifies, among other things:

(i) The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of (A) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $3,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;

(ii) Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii) If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv) The date of the requested Revolving Loan Borrowing, which shall be a Business Day;

provided, however, that all Revolving Loan Borrowings made during the period commencing on the date of this Agreement and ending three (3) Business Days thereafter shall consist solely of Base Rate Loans. The Borrower shall give each Notice of Revolving Loan Borrowing to the Administrative Agent not later than 9:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 9:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans. Each Notice of Revolving Loan Borrowing shall be delivered by facsimile or by email by a Responsible Officer of the Borrower to the Administrative Agent to the facsimile number or email address and during the hours specified in Section 8.01; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to the Administrative Agent a facsimile of such Notice of Revolving Loan Borrowing executed by the Responsible Officer of the Borrower who sent the email Notice of Revolving Loan Borrowing. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.

(c) Revolving Loan Interest Rates. Subject to Section 2.07(c), the Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i) During such periods as such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the

LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed five (5) at any time.

(d) Conversion of Revolving Loans. Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by an irrevocable written notice to the Administrative Agent in the form of Exhibit B, appropriately completed (a “Notice of Revolving Loan Conversion”), which specifies, among other things:

(i) The Revolving Loan Borrowing which is to be converted;

(ii) The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii) If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv) The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Conversion to the Administrative Agent not later than 9:00 a.m. at least three (3) Business Days before the date of the requested conversion. Each Notice of Revolving Loan Conversion shall be delivered by facsimile or by email by a Responsible Officer of the Borrower to the Administrative Agent to the facsimile number or email address and during the hours specified in Section 8.01; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to the Administrative Agent a facsimile of such Notice of Revolving Loan Conversion executed by the Responsible Officer of the Borrower who sent the email Notice of Revolving Loan Conversion. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Conversion.

(e) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such

Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no Interest Period shall end after the Revolving Loan Maturity Date.

(ii) The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit C, appropriately completed (a “Notice of Revolving Loan Interest Period Selection”), not later than 9:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Revolving Loan Interest Period Selection shall be delivered by facsimile or by email by a Responsible Officer of the Borrower to the Administrative Agent to the facsimile number or email address and during the hours specified in Section 8.01; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to the Administrative Agent a facsimile of such Notice of Revolving Loan Interest Period Selection executed by the Responsible Officer of the Borrower who sent the email Notice of Revolving Loan Interest Period Selection. If (A) the Borrower fails to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor.

(f) Scheduled Revolving Loan Payments. The Borrower shall repay the principal amount of all then-outstanding Revolving Loans on the Revolving Loan Maturity Date. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each March, June, September and December, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period applicable to such Revolving Loan (and, if the Interest Period for such LIBOR Loan is six (6) months, on the date that falls three (3) months after the beginning of such Interest Period); and (iii) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity. All interest that is not paid when due shall be due upon demand.

(g) Purpose. The Borrower shall use the proceeds of the Revolving Loans (i) to refinance certain existing Indebtedness of the Borrower, (ii) to pay fees and expenses incurred by the Borrower in connection with the transactions contemplated hereby, (iii) to provide for working capital and other general corporate purposes of the Borrower and its Subsidiaries, (iv) to make Capital Expenditures and (v) to make future acquisitions as permitted hereunder.

2.02. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend or, in the case of Standby Letters of Credit, renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the sum of (I) the Effective Amount of all Revolving Loans made by a Lender at any time outstanding and (II) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at such time outstanding exceeds or would exceed such Lender’s Revolving Loan Commitment, (y) the sum of (I) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (II) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding exceeds or would exceed the Total Commitment at such time, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and on the terms and subject to the conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Commercial Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) Notwithstanding the L/C Issuer’s agreements in Section 2.02(a)(i), the L/C Issuer need not issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (I) all the Lenders have approved such expiry date or (II) the Borrower has Cash Collateralized the Obligations in an amount equal to one hundred five percent (105%) of the then Effective Amount of such requested Letter of Credit, provided, however, that in any event, no Letter of Credit shall be issued or renewed if the expiry date of such Letter of Credit would occur more than one year after the Letter of Credit Expiration Date.

(C) the issuance of such Letter of Credit would violate the terms or conditions of any Letter of Credit Application entered into by the L/C Issuer and the Borrower;

(D) such Letter of Credit is in a face amount less than $100,000 in the case of a Standby Letter of Credit or denominated in a currency other than Dollars; or

(E) such Letter of Credit is in violation of the UCP or other applicable law.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 9:00 a.m., at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Proportionate Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Standby Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice. Not later than 9:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the

“Unreimbursed Amount”), and such Lender’s Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Revolving Loan Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s office in an amount equal to its Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the L/C Borrowing resulting from the honoring of a drawing under a Letter of Credit that is not so refinanced shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Proportionate Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under each Letter of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to the issuance of such Letter of Credit. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall, within one (1) Business Day after receipt thereof, examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each of the Borrower and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight and time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to one hundred five percent (105%) of the then Effective Amount of the L/C Obligations.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Commercial Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower agrees to pay the following Letter of Credit fees which, once paid, are non-refundable:

(i) With respect to each Commercial Letter of Credit, concurrently with the issuance of each such Commercial Letter of Credit, to the Administrative Agent for the account of each Lender in accordance with its Proportionate Share, a one-time Commercial Letter of Credit fee equal to 1/8 of 1% of the stated amount of such Commercial Letter of Credit; provided, however, that the applicable Commercial Letter of Credit fee payable in connection with the original issuance of any Commercial Letter of Credit shall be no less than $100.

(ii) With respect to each Standby Letter of Credit, to the Administrative Agent for the account of each Lender in accordance with its Proportionate Share, a Standby Letter of Credit fee for each such Standby Letter of Credit equal to the Applicable Margin for LIBOR Loans times the actual daily maximum amount available to be drawn under each such Standby Letter of Credit times a fraction, the numerator of which is the number of days from the date of issuance to the date of expiry of such Standby Letter of Credit and the denominator of which is three hundred sixty (360). Such fee for each Standby Letter of Credit shall be due and payable in advance on the date of issuance of each such Standby Letter of Credit, and, in the case of any Evergreen Letter of Credit, on the date of renewal of each such Evergreen Letter of Credit, unless otherwise agreed to in writing by the Borrower and the L/C Issuer. Each such fee, once paid, shall be non-refundable. If there is any change in the

Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit Fee shall be the Applicable Margin on the date such fee is due.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 1/8 of 1% of the amount of such Letter of Credit, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary presentation, amendment, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Trade Bank as L/C Issuer. The parties hereto acknowledge and agree that, at its option, the L/C Issuer may arrange for Letters of Credit to be issued by Trade Bank as agent for Wells Fargo. All parties hereto understand and agree that to the extent any Letters of Credit are issued by Trade Bank as agent for Wells Fargo, (i) Trade Bank is agent only to Wells Fargo and not to the Borrower and has no obligations to the Borrower, (ii) the Letters of Credit issued by Trade Bank will be deemed Letters of Credit issued by the L/C Issuer for all purposes hereunder and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank shall be deemed obligations performed or rights exercised by Wells Fargo as L/C Issuer. To the extent that the L/C Issuer is required to provide any notices to, or take any other actions for the benefit of, the Administrative Agent hereunder, with respect to any Letter of Credit issued by Trade Bank, no such notice or action shall be required.

2.0. Swing Line.

(a) The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the sum of (A) the Effective Amount of all Revolving Loans made by any Lender at any time outstanding and (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at such time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding shall not exceed the Total

Commitment at such time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Proportionate Share times the Effective Amount of such Swing Line Loan.

(b) Borrowing Procedures.

(i) Automatic Loan Borrowings. Until such time as the Swing Line Lender has notified the Borrower that Automatic Loans are no longer permitted, the Swing Line Lender, on the terms and subject to the conditions set forth herein, agrees to make Swing Line Loans each day in an amount equal to the excess, if any, of the dollar amount of all debits clearing all bank accounts settled through the Concentration Account on such day less the dollar amount of collected funds in the Concentration Account on such day (each such Loan is an “Automatic Loan” and each Automatic Loan is a Swing Line Loan). No notice is required for Automatic Loans. The availability of Automatic Loans is discretionary on the part of the Swing Line Lender, and the Swing Line Lender may terminate the availability of Automatic Loans at any time with one day’s notice to the Borrower.

(ii) Notice Borrowings. The Swing Line Lender, on the terms and subject to the conditions set forth herein, agrees to make Swing Line Loans to the Borrower upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 9:00 a.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed (there is no minimum amount for borrowing of Swing Line Loans) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 noon, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Proportionate Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Proportionate Share of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office specified in Section 8.01 not later than 12:00 noon, on the day specified in such notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the request submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate equal to the Swing Line Rate. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Proportionate Share of any Swing Line Loan, interest in respect of such Proportionate Share shall be solely for the account of the Swing Line Lender. The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan on the last day of each calendar month and at maturity.

(f) Repayment of Swing Line Loans; Payments Directly to Swing Line Lender.

(i) The Borrowers shall repay the outstanding Swing Line Loans (including the Automatic Loans) on the earlier to occur of (A) the date ten Business Days after the earliest then-outstanding Swing Line Loan was made and (B) the Revolving Loan Maturity Date.

(ii) The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04. Commitment Reductions, Etc.

(a) Optional Reduction or Cancellation of Commitments. The Borrower may, upon five (5) Business Days written notice to the Administrative Agent, permanently reduce the Total Commitment by the amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Total Commitment in its entirety; provided, however, that the Borrower may not:

(i) reduce the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the proposed reduced Total Commitment; and

(ii) cancel the Total Commitment prior to the Revolving Loan Maturity Date if, after giving effect to such cancellation, any Revolving Loan, Swing Line Loan or L/C Obligation would then remain outstanding.

(b) Mandatory Reduction or Termination of Commitments.

(i) The Total Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Revolving Loans and the Swing Line Loans as applicable pursuant to Section 2.06(c)(ii) and (iii) (whether or not any Revolving Loans or Swing Line Loans shall then be outstanding).

(ii) The Total Commitment shall be automatically reduced to zero on the Revolving Loan Maturity Date.

(c) Effect of Commitment Reductions. From the effective date of any reduction of the Total Commitment, the Facility Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of all Lenders. Any reduction of the Total Commitment pursuant to Section 2.04(a) or Section 2.04(b) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with Section 2.10(a)(i).

2.05. Fees.

(a) Fee Letter. The Borrower shall pay to the Administrative Agent, for its own accounts, agent’s fees and other compensation in the amounts and at the times set forth in the Fee Letter.

(b) Facility Fees. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders (in accordance with each such Lender’s Proportionate Share) facility fees (collectively, the “Facility Fees”) equal to the Facility Fee Percentage of the average daily amount of the Total Commitment for the period beginning on the first day of the most recently concluded quarter and ending on the last day of the most recently concluded quarter. The Borrower shall pay the Facility Fees quarterly in arrears on the last day of each January, April, July and October (commencing April 30, 2003) and on the Revolving Loan Maturity Date (or if the Total Commitment is cancelled or terminated on a date prior to the Revolving Loan Maturity Date, on such prior date). Each Facility Fee, once paid, is non-refundable.

2.06. Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Administrative Agent for the benefit of the Lender that made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an

Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.

(b) Optional Prepayments.

(i) At its option, the Borrower may, in the case of Base Rate Loans, upon one (1) Business Day’s notice to the Administrative Agent, prepay such Loans in any Borrowing in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole or, in the case of LIBOR Loans, upon three (3) Business Days’ notice to the Administrative Agent, prepay such Loans in any Borrowing in part, in a minimum principal amount of $3,000,000 or an integral multiple of $500,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment, provided that if such prepayment is on any day other than the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Default or Event of Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower. If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied first, to the payment of the then outstanding Swing Line Loans, then to the payment of Revolving Loans and then to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations and shall in any case, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

(ii) At its option, the Borrower may, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty.

(c) Mandatory Prepayments. The Borrower shall prepay the Loans as follows:

(i) If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii) If, during any Fiscal Year of the Borrower, beginning with the Fiscal Year commencing on February 2, 2003, except as permitted under Section 5.02(c), any Loan Party sells any equipment or any other asset (other than inventory) or any intangible assets, the Borrower shall, immediately after the completion of each sale or other disposition which results in such an excess or an increase in such an excess, (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to 105% of the then

Effective Amount of the L/C Obligations, each in an aggregate principal amount equal to one hundred percent (100%) of such excess or such increase in such excess. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (ii) with respect to any sale (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing at the time the Net Proceeds from such Relevant Sale are received that it intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent (A) such Net Proceeds are in fact committed to be reinvested by the Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by the Borrower and the related seller within 30 days from the date of such Relevant Sale and (B) the acquisition of such replacement assets occurs within 90 days from the date on which such purchase contract is so executed and delivered. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 30 or 90-day period provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related purchase contract (in the case of said clause (A)) or the occurrence of the related acquisition (in the case of said clause (B)) or a Default or Event of Default shall occur, then the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this clause (ii).

(iii) If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(iv) If, at any time after the Closing Date, any Loan Party issues or sells any Equity Securities, the Borrower shall, immediately after such issuance or sale, prepay, in an aggregate principal amount equal to the Net Proceeds of such Equity Securities (A) the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding and (B) then, the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding.

(v) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by the chief financial officer of Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three (3) days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of Borrower demonstrating the derivation of the additional amount resulting in such excess.

2.07. Other Payment Terms.

(a) Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 11:00 a.m. on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived by the Lenders, the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate set forth in Section 2.01(c) or Section 2.03(e), as applicable, plus two percent (2.00%) (the “Default Rate”).

(d) Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(e) Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three (3) days and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08. Loan Accounts; Notes.

(a) Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b) and Section 2.08(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error with respect to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b) Revolving Loan Notes. If any Lender so requests, such Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted thereon; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Loans, then each such note shall be in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.

(c) Swing Line Notes. If the Swing Line Lender so requests, the Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit F (individually, a “Swing Line Note”), which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date and (iv) otherwise appropriately completed.

2.09. Loan Funding.

(a) Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Event, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b) Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Proportionate Share of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of its such Lender’s Proportionate Share of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Proportionate Share of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.10. Pro Rata Treatment.

(a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

(i) Each Revolving Borrowing and reduction of the Total Commitment shall be made or shared among the Lenders pro rata according to their respective Proportionate Shares;

(ii) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders that made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each payment of Facility Fees shall be shared among the Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(v) Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders;

(vi) Each payment of Letter of Credit fees required pursuant to Section 2.02(i) shall be shared among the Lenders pro rata according to (A) their respective Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender; and

(vii) All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.11. Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) the Administrative Agent shall determine that the rate of interest for such Loan does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of, conversion to or a new Interest Period for, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower of such Change of Law. Upon receipt of such notice, (i) Borrower’s right to request the making of, conversion to or a new Interest Period for, LIBOR Loans shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(d), convert any such then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law shall:

(i) subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii) impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii) impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Revolving Loan Commitments;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Revolving Loan Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Revolving Loan Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e) Notice, Reasonable Commercial Efforts. Any Lender which becomes aware of (i) any Change of Law that will make it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or (ii) any Change of Law or other event or condition that will obligate the Borrower to pay any amount pursuant to Section 2.11(c) or Section 2.11(d) shall notify the Borrower and the Administrative Agent thereof as promptly as practical. If any Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, such Lender shall notify the Borrower and the Administrative Agent thereof as promptly as practical. Each Lender affected by any Change of Law which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or to which the Borrower is obligated to pay any amount pursuant to Section 2.11(c) or Section 2.11(d) shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Lending Office) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which the Borrower is obligated to pay pursuant to Section 2.11(c) or Section 2.11(d) if, in the reasonable opinion of such Lender, such efforts would not be disadvantageous to such Lender or contrary to such Lender’s normal banking practices.

2.12. Taxes on Payments.

(a) Payments Free of Taxes. All payments made by the Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on the Administrative Agent or any Lender by its jurisdiction of incorporation or the jurisdiction in which its Applicable Lending Office is located) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The obligations of the Borrower under this Section 2.12(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(b) Withholding Exemption Certificates. On or prior to the date of the initial Borrowing or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service

Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances (including any change in any treaty, law or regulation) that would prevent such Lender from receiving payments hereunder without any deduction or withholding of such taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(b) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction or such taxes. If any Lender fails to notify the Borrower of such changed circumstances or fails to provide to the Borrower or the Administrative Agent pursuant to this Section 2.12(b) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any Taxes imposed on such Lender primarily as a result of such failure.

(c) Reasonable Commercial Efforts. If the Administrative Agent or any Lender claims any additional amounts to be payable to it pursuant to this Section 2.12, such Person shall use reasonable commercial efforts to file any certificate or document requested in writing by the Borrower (including copies of Internal Revenue Service Form W-8BEN or W-8ECI or any successor forms) reflecting a reduced rate of withholding or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or such change in the jurisdiction of its Applicable Lending Office would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue and if, in the reasonable opinion of such Person, in the case of a change in the jurisdiction of its Applicable Lending Office, such change would not be disadvantageous to such Person or contrary to such Person’s normal banking practices.

(d) Tax Returns. Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

2.13. Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall pay to the Administrative Agent for the account of the appropriate

Lender within five (5) Business Days after demand, a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market) equal to the sum of:

(a) $250; plus

(b) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c) all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow;

provided, however, that if, with respect to any such repayment, prepayment, conversion, failure to borrow or failure to convert, the sum of the amount computed under subsections (b) and (c) above is zero, then, with respect to such repayment, prepayment, conversion, failure to borrow or failure to convert only, the amount listed in subsection (a) shall be deemed to be zero.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.14. Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender more than one (1) time in a period of twelve (12) consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five (5) Business Days at any time, (c) suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, or (d) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower, shall) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.14, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is reasonably acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.14, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.14, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled.

SECTION III. CONDITIONS PRECEDENT.

3.01. Initial Conditions Precedent. The occurrence of the initial Credit Event is subject to receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed below, each in form and substance satisfactory to the Administrative Agent and each Lender, and with sufficient copies for the Administrative Agent and each Lender:

(a) Principal Credit Documents.

(i) This Agreement, duly executed by the Borrower, each Lender, the L/C Issuer, Swing Line Lender and the Administrative Agent;

(ii) A Revolving Loan Note payable to each Lender requesting such a note, each duly executed by the Borrower;

(iii) If so requested by Swing Line Lender, a Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower; and

(iv) A Guaranty, in form and substance satisfactory to the Administrative Agent, duly executed by each Guarantor.

(b) Borrower Organizational Documents.

(i) The articles of incorporation of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws of the Borrower as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other

Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower;

(iv) Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of Delaware, Idaho and West Virginia; and

(v) Certificates of the Franchise Tax Board, Secretary of State or comparable official of the state of Delaware and West Virginia, dated as of a date close to the Closing Date, stating that the Borrower is in good tax standing under the laws of such states.

(c) Guarantor Organizational Documents.

(i) The certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(ii) A certificate of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of Idaho, Delaware and West Virginia in the case of Coldwater Creek Outlet Stores Inc., Idaho and Delaware in the case of Aspenwood Advertising, Inc., and Idaho and Washington in the case of C Squared, LLC;

(iii) For the following Guarantors, certificates of the Franchise Tax Board, Secretary of State or comparable official of the following states: in the case of Coldwater Creek Outlet Stores Inc., Delaware and West Virginia and in the case of Aspenwood Advertising, Inc., Delaware, each dated as of a date close to the Closing Date, stating that such Guarantor is in good tax standing under the laws of such states;

(iv) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Guarantor as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Guarantor (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Guarantor of the Credit Documents to be executed by such Guarantor and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of such Guarantor; and

(v) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of such Guarantor authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor.

(d) Financial Statements, Financial Condition, Etc.

(i) A copy of the unaudited Financial Statements of the Loan Parties for the Fiscal Quarter ended November 30, 2002 and for the Fiscal Year to such date (prepared on a consolidated and consolidating basis), in each case certified by the chief financial officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) A copy of the audited Financial Statements of the Loan Parties for the Fiscal Year ended March 2, 2002 (prepared on a consolidated basis), prepared by Arthur Andersen LLP and a copy of the unqualified opinion delivered by such accountants in connection with such Financial Statements;

(iii) A copy of the most recently completed annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each Employee Benefit Plan of the Borrower and its Subsidiaries, certified by a senior officer of the Borrower;

(iv) A copy of the budget and projected financial statements of the Loan Parties by Fiscal Year for each of the Fiscal Years through the Revolving Loan Maturity Date, including, in each case, projected balance sheets, statements of income and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include (A) projected Capital Expenditures and (B) quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(v) A Compliance Certificate executed by the president, chief executive officer, chief financial officer or treasurer of the Borrower which (A) certifies that, as of the Closing Date, no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (B) sets forth, for the quarter ended November 30, 2002, or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03; and

(vi) Such other financial, business and other information regarding the Borrower or any of its Subsidiaries as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may reasonably request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

(e) Uniform Commercial Code Documents. Uniform Commercial Code search certificates from the jurisdictions in which the Administrative Agent requests reflecting no other financing statements or filings which evidence Liens other than Permitted Liens;

(f) Opinions. A favorable written opinion from Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chartered, special counsel for the Loan Parties, dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent.

(g) Other Items.

(i) A duly completed and timely delivered Notice of Revolving Loan Borrowing;

(ii) Evidence that all existing Indebtedness of the Loan Parties, including the Existing Credit Facility (other than the Existing Term Letter of Credit), has been or concurrently with the Closing Date is being repaid in full (other than Indebtedness described on Schedule 5.02(a));

(iii) No event or circumstance shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(iv) No material disruption of or a material adverse change in conditions in the financial, banking or capital markets shall have occurred which Wells Fargo, in its sole discretion, deems material in connection with its ability to syndicate the Revolving Loan Commitments and the Loans;

(v) Other than the pending or threatened actions, suits, investigations or proceedings described in Schedule 4.01(g), there shall not exist any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Loan Parties, any transaction contemplated hereby or the ability of any Loan Party to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(vi) A certificate of the president, chief executive officer or chief financial officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

(A) The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true as of such date); and

(B) After giving effect to the initial Credit Event, no Default or Event of Default has occurred and is continuing as of such date or will result from such Credit Event;

(C) Each Loan Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions herein and the continued operation of the business conducted by the Loan Parties in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent is in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the

Credit Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired;

(vii) All fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Fee Letter) have been paid;

(viii) All fees and expenses of counsel to the Administrative Agent through the Closing Date have been paid; and

(ix) A certified copy of each Material Agreement (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof), duly executed by each party thereto;

(x) An inventory valuation report satisfactory to the Administrative Agent;

(xi) Such other evidence as the Administrative Agent or any Lender may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.02. Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Credit Event) is subject to the further conditions that:

(a) The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing, Letter of Credit Application, Notice of Conversion or Notice of Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of the Borrower set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(ii) There shall not have been any material adverse change to the business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower or any of the other Loan Parties since the Financial Statements dated November 30, 2002;

(iii) No Default or Event of Default has occurred and is continuing or will result from such Credit Event; and

(iv) All of the Credit Documents are in full force and effect.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing, each Letter of Credit Application, each Notice of Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

3.03. Initial Credit Event. The occurrence of the initial Credit Event is subject to the further condition that the Borrower shall, on the Closing Date, terminate the Existing Credit Facility and repay in full all obligations existing thereunder (other than the Existing Term Letter of Credit) with, among other things, the proceeds of the Loans advanced to the Borrower on such Closing Date.

3.04. Covenant to Deliver. The Borrower agrees (not as a condition but as a covenant) to deliver to the Administrative Agent each item required to be delivered to the Administrative Agent as a condition to the occurrence of any Credit Event if such Credit Event occurs. The Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by the Administrative Agent of any such item shall not constitute a waiver by the Administrative Agent or any Lender of the Borrower’s obligation to deliver such item.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

4.01. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Borrowing hereunder:

(a) Due Incorporation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents).

(e) Approvals.

(i) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the equity holders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(ii) All Governmental Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(g) Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings or investigations are pending or threatened against any Loan Party at law or in equity in any court, arbitration proceeding, mediation proceeding or before any other Governmental Authority which (i) could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.

(h) Title; Possession Under Leases. The Loan Parties own and have good record and marketable title, or valid leasehold interests in all real property and assets necessary or used in the ordinary conduct of its business. Such real property and assets are subject to no Liens other than Permitted Liens. Each of the Loan Parties has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.

(i) Financial Statements. The Financial Statements of the Loan Parties dated November 30, 2002, (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP, consistently applied; (iii) are true, correct and accurate is all material respects; and (iv) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the unaudited Financial Statements dated November 30, 2002, furnished by the Borrower to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a).

(j) No Agreements to Sell Assets; Etc. No Loan Party has any legal obligation, absolute or contingent, to any Person to sell the assets of the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(c)), or to effect any merger, consolidation or other reorganization of the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(d)) or to enter into any agreement with respect thereto.

(k) Employee Benefit Plans.

(i) Based upon the latest valuation of each Employee Benefit Plan that the Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not exceed the aggregate value of the assets of such plan. Neither the Borrower nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage could not reasonably be expected to have a Material Adverse Effect.

(ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. None of the Borrower and the ERISA Affiliates nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the IRC.

(iii) Except as set forth on Schedule 4.01(k), none of the Borrower and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Borrower and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. None of the Borrower and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA.

(l) Other Regulations. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur Indebtedness.

(m) Governmental Charges. The Loan Parties have filed or caused to be filed all tax returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established.

(n) Margin Stock. No Loan Party owns any Margin Stock that, in the aggregate, would constitute a substantial part of the assets of the Borrower and its Subsidiaries taken as a whole, and no proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(o) Subsidiaries, Etc. Schedule 4.01(o) (as supplemented by the Borrower quarterly in a written notice to the Administrative Agent) sets forth each of the Subsidiaries of the Borrower, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by the Borrower and whether the Borrower owns such shares directly or, if not, the Subsidiary of the Borrower that owns such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by the Borrower. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by the Borrower are owned beneficially and of record by the Borrower free and clear of all Liens.

(p) Solvency, Etc. Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(q) Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened, in each case, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(r) Burdensome Contractual Obligations, Etc. None of the Loan Parties and none of their properties are subject to any Contractual Obligation or Requirement of Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s) No Material Adverse Effect. Since November 30, 2002, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) Accuracy of Information Furnished.

(i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ best estimates of the future performance of the Loan Parties.

(ii) The copies of the Material Agreements which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to the Material Agreements, except as set forth by documents delivered to the Administrative Agent in accordance with said Section 3.01 or otherwise reasonably approved in writing by the Required Lenders. None of the Material Agreements has been terminated and each of the Material Agreements is in full force and effect. None of the Loan Parties is in default in the observance or performance of any of its material obligations under the Material Agreements and each Loan Party has taken all action required to be taken as of the date of the applicable Credit Event to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).

(u) Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement as a result of any agreement entered into by the Borrower. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by the Borrower, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses, including, reasonable attorneys’ fees incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(v) Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v), neither the Borrower nor any of its Subsidiaries has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of the Borrower except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. None of the Borrower nor any Subsidiaries of the Borrower is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could reasonably be expected to have a Material Adverse Effect.

(w) Environmental and Zoning Compliance. The Borrower conducts, in the ordinary course of business, for itself and the other Loan Parties, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower’s use and operation of its business properties are in compliance with all applicable Laws, including all applicable land use and zoning laws, except to the extent that non-compliance could not be reasonably expected to have a Material Adverse Effect.

(x) Trademarks, Patents, Copyrights and Licenses. The Borrower and each of the Borrower’s Subsidiaries possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Borrower and each of the Borrower’s Subsidiaries conduct their respective businesses without infringement or, to the best of the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property Right of Others, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. There is no infringement or, to the best of the Borrower’s knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the Borrower’s Subsidiaries.

(y) Policies of Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

(z) Guarantors. None of the Guarantors (i) has any assets or property of any kind or (ii) is conducting any business that could be expected to result in the generation of any income for such Guarantor.

(aa) Loans to Officers, etc. No officers, shareholders, directors or employees of the Borrower have any loans or other debt outstanding in favor of any Loan Party which in the aggregate exceeds $575,000.

4.02. Reaffirmation. The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true as of such date).

SECTION V. COVENANTS.

5.01. Affirmative Covenants. Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender, the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i) As soon as available and in no event later than forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Financial Statements of the Loan Parties (prepared on a consolidated basis) for such quarter and for the Fiscal Year to date, certified by the president, chief executive officer or chief financial officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) As soon as available and in no event later than ninety (90) days after the close of each Fiscal Year of the Borrower, (A) copies of the audited Financial Statements of the Loan Parties (prepared on a consolidated basis) for such year, audited by independent certified public accountants of recognized national standing acceptable to the Administrative Agent, together with copies of the unqualified opinions and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements (which management letters shall be delivered to the Administrative Agent promptly upon receipt thereof by the Borrower or any Subsidiary of the Borrower), and (B) certificates of such accountants to the Administrative Agent stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;

(iii) Contemporaneously with the quarterly Financial Statements required by the foregoing clause (i) and within forty-five (45) days after the close of each Fiscal Year of the Borrower, (A) a compliance certificate of the president, chief executive officer, chief financial officer or treasurer of the Borrower in substantially the form of Exhibit H or such other form as is approved by the Administrative Agent (a “Compliance Certificate”) which (I) states that no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (II) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03 and (B) a certificate of the chief executive officer or chief financial officer of the Borrower attaching Store Operating Data of the Borrower and its Subsidiaries for (a) the most recently completed Fiscal Quarter, (b) the period beginning on the first date of then-current Fiscal Year and ending on the last day of the most recently completed Fiscal Quarter and (c) the most recently completed Fiscal Quarter in comparison to the same Fiscal Quarter from the prior Fiscal Year, each in form and substance satisfactory to the Administrative Agent and the Lenders;

(iv) As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan, (B) any actual or threatened litigation, suits, claims or disputes against Borrower or any of its Subsidiaries involving potential monetary damages payable by any Loan Party of $2,000,000 or more (alone or in the aggregate), (C) any other event or condition which, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, or (D) any Default, the statement of the president, chief executive officer or chief financial officer or treasurer of the Borrower setting forth details of such event, condition or Default and the action which the Borrower proposes to take with respect thereto;

(v) As soon as available and in no event later than five (5) Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by the Borrower or any of its Subsidiaries with any securities exchange or the United States Securities and Exchange Commission (including all 10-Q, 10-K and 8-K reports) and (B) all press releases and other similar public announcements concerning any material developments in the business of the Borrower or any of its Subsidiaries made available by the Borrower or any of its Subsidiaries to the public generally;

(vi) Concurrently with the distribution thereof to its security holders, all reports, proxy statements and financial statements sent or made available by the Borrower or any of its Subsidiaries to its security holders;

(vii) As soon as available and in no event later than five (5) Business Days after they are filed, copies of all IRS Form 5500 reports for all Employee Benefit Plans required to file such form;

(viii) As soon as available, and in any event not later than thirty (30) after the end of each Fiscal Year of the Borrower, (A) the budget and projected financial statements of the Loan Parties for the ensuing Fiscal Year, prepared on a quarterly basis, including, in each case, projected balance sheets, statements of income and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include (I) projected Capital Expenditures during such Fiscal Year and (II) quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement and (B) the projected financial statements of the Loan Parties for each Fiscal Year thereafter through and including the year of the Revolving Loan Maturity Date; and;

(ix) As soon as possible and in no event later than five (5) Business Days prior the issuance or sale by any Loan Party of any Equity Securities or the sale of any assets, any of which require a prepayment pursuant to Section 2.06(c), the statement of the chief financial officer or treasurer of the Borrower setting forth the details of such issuance or sale;

(x) As soon as possible and in no event later than ten (10) days prior to the establishment or acquisition by any Loan Party of any new Subsidiary or any new Equity Securities of any existing Subsidiary, written notice of such establishment or acquisition;

(xi) As soon as possible and in no event later than five (5) Business Days after the receipt thereof by any Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of any Loan Party for Environmental Damages;

(xii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c) Inspections. The Loan Parties shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours (except that if a Default or Event of Default shall have occurred and be continuing, no such notice is required), to visit and inspect any of the properties and offices of the Loan Parties, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request. Inspections pursuant to this Section 5.01(c) shall be at the expense of the Person making the inspection, unless such inspection shall be made after the occurrence and during the continuance of a Default or Event of Default (in which case, the expense of such inspection shall be borne by the Borrower). Notwithstanding the foregoing sentence, it is understood and agreed by the Borrower that all expenses in connection with any such inspection incurred by the Borrower, any officers or employees thereof or the independent certified public accountants therefor shall be expenses payable by the Borrower and shall not be expenses of the Administrative Agent or the Lenders.

(d) Insurance. The Loan Parties shall:

(i) Carry and maintain insurance during the term of this Agreement of the types, in the amounts and subject to such deductibles and other terms customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker’s compensation;

(ii) Furnish to any Lender, upon written request, full information as to the insurance carried; and

(iii) Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to the Administrative Agent.

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e) Governmental Charges and Other Indebtedness. Each Loan Party shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could reasonably be expected to have a Material Adverse Effect.

(f) Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.01(g). The Borrower shall not use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(g) General Business Operations. Each of the Loan Parties shall (i) preserve, renew and maintain in full force its legal existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption.

(h) Compliance with Requirements of Law and Contractual Obligations. Each Loan Party shall comply with all applicable Requirements of Law and Contractual

Obligations noncompliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i) New Subsidiaries. The Borrower shall, at its own expense, promptly, and in any event within ten (10) Business Days after the formation or acquisition of any new direct or indirect Subsidiary of the Borrower after the date hereof (i) notify the Administrative Agent of such event and (ii) cause each Person that becomes a direct or indirect Subsidiary of the Borrower after the date hereof to guarantee the Obligations pursuant to documentation which is in form and substance satisfactory to the Administrative Agent.

(j) Notices. Promptly and in any event, with respect to Section 5.01(i), no later than five (5) Business Days after knowledge thereof by a Responsible Officer), notify the Administrative Agent and each Lender of:

(i) the occurrence of any Default or Event of Default;

(ii) any matter that has resulted or could be reasonably expected to have a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Guarantor; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Guarantor and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Guarantor, including pursuant to any applicable Environmental Laws;

(iii) any litigation, investigation or proceeding affecting the Borrower or any Guarantor in which the amount of damages asserted exceeds $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event; and

(v) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 5.01(j) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.01(j)(i) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached.

(k) Good Standing Certificates. The Borrower shall deliver to the Administrative Agent, within sixty (60) days after the Closing Date, certificates of good standing (or comparable certificates) for each Loan Party, certified as of a recent date prior to or after the Closing Date by the Secretaries of State (or comparable official) of each state in which such Loan Party is qualified to do business (other than those states for which certificates were delivered prior to the Closing Date), which states are listed on Schedule 5.01(k) hereto;

(l) Tax Good Standing Certificates. The Borrower shall deliver to the Administrative, within sixty (60) days after the Closing Date, certificates of the Franchise Tax Board, Secretary of State or comparable official of each state in which the Borrower is qualified to do business (other than those states for which certificates were delivered prior to the Closing Date), which states are listed on Schedule 5.01(k) hereto, dated as of a date close to the Closing Date, stating that such Loan Party is in good tax standing under the laws of such states;

(m) Management. If at any time Dennis Pence fails to be the chief executive officer of the Borrower and actively involved in the management of the Borrower, then during the period beginning on the date of such failure and ending 90 days thereafter, the Borrower shall deliver to the Lenders the then-existing or new management plan of the Borrower in writing, which management plan is subject to approval by the Required Lenders, which approval shall not be unreasonably withheld; and

(n) Record Ownership. Dennis Pence shall, at all times, continue to be the record owner of not less than 10% of the total outstanding issued voting shares of the Borrower’s common stock.

5.02. Negative Covenants. Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will not, and will not permit any of the other Loan Parties to do any of the following, unless the Required Lenders shall have otherwise consented in writing:

(a) Indebtedness and Guaranty Obligations. Create, incur, assume or permit to exist any Indebtedness or Guaranty Obligations except for the following (“Permitted Indebtedness”):

(i) Indebtedness or Guaranty Obligations of the Loan Parties under the Credit Documents;

(ii) Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement;

(iii) Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(iv) Indebtedness of the Borrower or any of its Subsidiaries to any Loan Party;

(v) The Existing Term Letter of Credit as the same exists on the Closing Date; and

(vi) Indebtedness incurred to finance the purchase or construction of Capital Assets in favor of the seller of such Capital Assets in an amount not to exceed $500,000 in the aggregate outstanding at any one time.

(b) Liens; Negative Pledges. Create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character or suffer to exist any Negative

Pledge with respect to any of its assets or property of any character, in either case whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i) Liens listed in Schedule 5.02(b) and existing on the date of this Agreement;

(ii) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty;

(iii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, repairmen, loggers and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are either (a) not overdue more than 45 days or (b) being contested in good faith and (I) which do not exceed $250,000 in the aggregate at any time or (II) which exceed $250,000 in the aggregate but for which the Borrower has established adequate reserves for the payment thereof (to the extent such amount exceeds $250,000) in accordance with GAAP and which are not subject to imminent risk of foreclosure;

(iv) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(v) Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party;

(vi) Purchase money Liens to the extent securing Indebtedness permitted under Section 5.02(a)(vi); and

(vii) Liens to the extent securing any obligations with respect to any Commercial Letters of Credit issued hereunder.

(c) Asset Dispositions. Directly or indirectly, sell, lease, convey, transfer or otherwise dispose of any property, whether now owned or hereafter acquired, with respect to any of its properties, or enter into any agreement to do any of the foregoing, except for the following:

(i) Sales by the Loan Parties of inventory in the ordinary course of their businesses;

(ii) Sales by the Loan Parties of surplus, damaged, worn or obsolete assets in the ordinary course of their businesses for not less than fair market value, provided that no Default shall have occurred and be continuing; and

(iii) Sales of assets in which the Borrower advises the Administrative Agent in writing at the time the Net Proceeds from such sale are received that it intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent

(A) such Net Proceeds are in fact committed to be reinvested by the Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by the Borrower and the related seller within 30 days from the date of such sale and (B) the acquisition of such replacement assets occurs within 90 days from the date on which such purchase contract is so executed and delivered.

(d) Mergers, Acquisitions, Etc. Consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except that the Borrower and the other Loan Parties may merge with each other, provided that (A) no Default or Event of Default will result after giving effect to any such merger and (B) in any such merger involving the Borrower, the Borrower is the surviving Person.

(e) Investments. Make any Investment except for Investments in the following:

(i) Investments by the Loan Parties in cash and Cash Equivalents; provided, however, that the Loan Parties may not maintain at any time Investments in Cash Equivalents described in subsection (c) of the definition of Cash Equivalents which have ratings of less than A-1 (or its equivalent by S&P or P-1 (or its equivalent) by Moody’s in excess of $5,000,000 in the aggregate;

(ii) Investments listed in Schedule 5.02(e) existing on the date of this Agreement which are not otherwise permitted under subsection (i) above; and

(iii) Subject to Section 5.02(j), Investments by the Loan Parties in each other.

(f) Distributions. Make any Distributions or set apart any sum for any such purpose in excess of $50,000 in the aggregate per annum, except that any Subsidiary may pay dividends on its Equity Securities to the Borrower.

(g) Change in Business. Engage, either directly or indirectly through Affiliates, in any business substantially different from its present business.

(h) Payments of Indebtedness, Etc. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Indebtedness (other than the Obligations to the extent set forth in this Agreement); (ii) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Indebtedness (other than the Obligations to the extent set forth in this Agreement) so as to accelerate the scheduled payment thereof; or (iii) amend, modify or otherwise change any of the subordination or other provisions of any document, instrument or agreement evidencing subordinated Indebtedness in a manner which adversely affects the material rights of the Administrative Agent and the Lenders.

(i) ERISA.

(i) (A) Adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA, (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (C) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA), (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (G) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(ii) (A) Engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(j) Transactions With Affiliates. Enter into any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons.

(k) Accounting Changes. Change (i) its Fiscal Year or (ii) its accounting practices except as required by GAAP.

(l) Swap Agreements. Enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Securities of the Borrower or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

(m) Joint Ventures. Enter into any Joint Venture.

(n) Sales and Leaseback. Engage in any Sale and Leaseback transaction with respect to any of its assets or property of any character, whether now owned or hereafter acquired.

5.03. Financial Covenants. Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Current Ratio. The Borrower shall not permit at any time the Current Ratio to be less than 1.20 to 1.00.

(b) Fixed Charge Coverage Ratio. The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio of the Loan Parties on a consolidated basis for the twelve month period ending on such date to be less than 1.20 to 1.00; provided, however, that with respect to the Fiscal Quarter ending on February 1, 2003, the Fixed Charge Coverage Ratio shall be measured over the eleven month period ending on such date.

(c) Leverage Ratio. The Borrower shall not permit, as of the last day of any Fiscal Quarter of the Borrower beginning on May 3, 2003, the Leverage Ratio of the Loan Parties on a consolidated basis to be greater than 3.00 to 1.00 for the twelve month period ending on such date.

(d) Minimum Consolidated Tangible Net Worth. The Borrower shall not permit at any time the Consolidated Tangible Net Worth of the Loan Parties (such time to be referred to herein as a “Determination Date”) to be less than the sum on such Determination Date of the following:

(i) $90,000,000; plus

(ii) Sixty-five percent (65%) of the sum of the Loan Parties’ quarterly net income (ignoring any quarterly losses) after taxes for each Fiscal Quarter of the Loan Parties from and after September 1, 2002 (such date to be referred to as the “Base Date”) through and including the Fiscal Quarter ending immediately prior to the Determination Date; plus

(iii) One hundred percent (100%) of the Net Proceeds of all Equity Securities issued by any of the Loan Parties during the period commencing on the Base Date and ending on the Determination Date.

(e) Out-of-Debt. The outstanding Revolving Loans shall be zero for a period of thirty (30) consecutive days during each Fiscal Year through and including the Fiscal Year of the Revolving Loan Maturity Date.

SECTION VI. DEFAULT.

6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Non-Payment. Any Loan Party shall (i) fail to pay, within one (1) day after the same becomes due, any principal of any Loan or any L/C Obligation, (ii) fail to pay, within three (3) days after the same becomes due, any interest required under the terms of this Agreement or any of the other Credit Documents, or (iii) fail to pay after the same becomes due any fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents and such failure shall continue for three (3) Business Days after the earlier of the due date or, if there is no express due date, then the date three (3) Business Days after demand; or

(b) Specific Defaults. The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Sections 5.01(j), (m) and (n), Section 5.02 or Section 5.03; or

(c) Other Defaults. Any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the earlier of (i) any Loan Party’s written acknowledgement of such failure and (ii) the Administrative Agent’s written notice to the Borrower of such failure; or

(d) Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e) Cross-Default. Any Loan Party shall (i) fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any grace period provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $500,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, such Indebtedness and/or Contingent Obligation of any Loan Party (other than the Obligations) in an aggregate amount exceeding $500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, such Indebtedness and/or Contingent Obligation of any Loan Party (other than the Obligations) in an aggregate amount exceeding $500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration or mediation awards (other than judgments, orders, decrees or arbitration or mediation awards rendered in connection with the pending mediation described on Schedule 4.01(g) which may not exceed $1,000,000 in the aggregate) requiring any Loan Party to pay an aggregate amount of $3,000,000 or more shall be rendered during the term of this Agreement (or an aggregate amount of $1,500,000 or more shall be rendered during any Fiscal Year) against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated, stayed or pending appeal for a period of ten (10) consecutive days; (ii) one or more judgments, orders, decrees or arbitration or mediation awards (other than judgments, orders, decrees or arbitration or mediation awards rendered in connection with the pending mediation described on Schedule 4.01(g) which may not exceed $1,000,000 in the aggregate) requiring any Loan Party to pay an aggregate amount of $5,000,000 or more shall be rendered during the term of this Agreement (or an aggregate amount of $2,000,000 or more shall be rendered during any Fiscal Year) against any Loan Party in connection with any single or related series of transactions, incidents or circumstances (regardless of whether such judgments, orders, decrees or arbitration awards are vacated, stayed or pending appeal); (iii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of any Loan Party and the same shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy; or (iv) any other judgments, orders, decrees, arbitration or mediation awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms; or

(j) Employee Benefit Plans. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or

(k) Material Adverse Effect. A Material Adverse Effect shall have occurred or exist; or

(l) Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days.

6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations; and/or (c) declare all or a portion of the outstanding Obligations payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the L/C Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

SECTION VII. THE ADMINISTRATIVE AGENT AND RELATIONS AMONG THE LENDERS.

7.01. Appointment, Powers and Immunities.

(a) Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02. Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the

Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04. Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to provide any Lender with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06. Resignation or Removal of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required

Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding the foregoing, however, Wells Fargo may not be removed as Administrative Agent at the request of the Required Lenders unless Wells Fargo shall also simultaneously be replaced and fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Wells Fargo.

7.07. Authorization. The Administrative Agent is hereby authorized by the Lenders to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release any collateral which the Borrower is permitted to sell, lease or otherwise transfer pursuant to the terms of the Credit Documents.

7.08. The Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender.

SECTION VIII. MISCELLANEOUS.

8.01. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer

or	the Swing Line Lender under Article II shall not be effective until actually received by such Person.

The Administrative Agent,
the L/C Issuer and the
Swing Line Lender:	Wells Fargo Bank, National Association
P.O. Box 7069 MAC U-1801-040
Boise, Idaho 83730
Attention: Vicki V. Brinkmeyer

Tel. No. 208-393-2163
Fax No. 208-393-2472
email: vicki.v.brinkmeyer@wellsfargo.com

The Borrower:	Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, Idaho 83864
Attention: Duane Huesers, Vice President of Finance

Tel. No. 208-265-7385
Fax No. 208-265-7108
email: dhuesers@thecreek.com

With a copy (for notices of Defaults and/or Events of Default only) to:

Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chartered
123 South Third Street
P.O. Box 1049
Sandpoint, Idaho 83864
Attention: Ford Elsaesser

Tel. No. 208-263-8517
Fax No. 208-263-0759
email: ford@ejame.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 9:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

8.02. Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). As used herein, the term “attorneys’ fees and expenses” shall include, without limitation, allocable costs and expenses of the Administrative Agent’s and the Lenders’ in-house legal counsel and staff. The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of the Revolving Loan Commitments.

8.03. Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, and (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall promptly give the Borrower notice of the matter and the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense. The Administrative Agent or such Lender may also require Borrower to defend the matter. Any failure or delay of the Administrative Agent or any Lender to notify Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a) Any amendment, waiver or consent which would (i) increase the Total Commitment, (ii) extend the Revolving Loan Maturity Date, (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable for the account of the Lenders hereunder, (iv) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders (except to the extent such amendment, waiver or consent would permit an issuance or sale of Equity Securities without requiring a mandatory prepayment as is otherwise required under Section 2.06(c)(iv)), (v) amend this Section 8.04, (vi) amend the definition of Required Lenders or (vii) release any Guarantor from its Guaranty Obligations, must be in writing and signed or approved in writing by all Lenders.

(b) Any amendment, waiver or consent which increases the Proportionate Share of any Lender must be in writing and signed by such Lender;

(c) Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(d) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer; and

(e) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.05. Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender. Any purported assignment or transfer by a Loan Party in contravention of the foregoing sentence shall be null and void.

(b) Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling the Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv) or (vii) of Section 8.04(a) but may not otherwise require the selling the Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Revolving Loan Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c) Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit G (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i) Each Assignee Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

(ii) Without the written consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof;

(iii) Without the written consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender if, after giving effect to such Assignment, the Revolving Loan Commitment or Loans of such Lender or such Assignee Lender would be less than Three Million Dollars ($3,000,000) (except that a Lender may make an Assignment which reduces its Revolving Loan Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent); and

(iv) The Assignee Lender shall have paid an assignment fee in the amount of $3,500 to the Administrative Agent for its own account with respect to each such assignment.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it). Each such new Revolving Loan Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United

States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Loan Commitments and Loans pursuant to subsection (c) above, Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrower, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).

(d) Register. The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitments or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Revolving Loan Commitments or Loans of all Lenders then parties hereto.

(f) Disclosure. The Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Borrower and its Subsidiaries to each other or to any potential Participant or Assignee Lender.

(g) Pledges to Federal Reserve Banks. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

8.06. Setoff.

(a) Setoffs by Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b) No Setoffs by the Borrower. All sums payable by the Borrower pursuant to this Agreement or any of the other Credit Documents shall be payable without notice or demand and shall be payable in Dollars without setoff or reduction of any manner whatsoever; provided, however, that notwithstanding the requirement that all payments be made without setoff or reduction, if any invoice by the Administrative Agent for interest, loan fees or letter of credit commissions incorrectly states that the Borrower owes an amount greater than the amount actually due, the Borrower pays the amount due on such invoice and then such error is corrected by the Administrative Agent or determined as having been made by a court having jurisdiction pursuant to the terms of this Agreement, then the Borrower may apply the amount of such overpayment toward future payments due hereunder or, in the event no further payments will fall due hereunder, recover such overpayment from the Lenders.

8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09. Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.11. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in the Northern District of California and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.11 shall affect the right of the Administrative Agent or any Lender to commence legal proceedings or otherwise sue the Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. The Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of California to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

8.12. Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of the Credit Documents shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses (including reasonable attorneys’ fees) of the arbitration proceeding to the prevailing party. If both parties to such dispute prevail in part, such fees shall be allocated among the disputing parties in such amounts as may be determined by the arbitrator based on the relative merits and amounts of each party’s claims.

(h) Injunctions. The arbitrator shall have the right to issue temporary restraining orders, preliminary injunctions and final injunctions.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 8.12 shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

8.13. Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of a borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15. Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lenders or the Administrative Agent punitive damages under any theory of liability.

8.16. Confidentiality. Neither any Lender nor the Administrative Agent shall disclose to any Person any information with respect to any Loan Party which is furnished pursuant to this Agreement or under the other Credit Documents, except that any Lender or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates provided it take reasonable steps to inform such Persons of the confidential nature of such information; (b) to any other Lender or the Administrative Agent; (c) which is otherwise available to the public; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant, provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by this Section 8.16; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents and provided, further, that unless prohibited by applicable Governmental Rule, the Administrative Agent and each Lender shall, prior to any such disclosure, notify the Borrower of any request for disclosure of any such nonpublic information pursuant to legal process.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer, the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:	Mark N. Crawford
Title:	Senior Vice President

PACIFIC NORTHWEST BANK

By:
Name:	Carlos Guangorena
Title:	Senior Vice President

ZIONS FIRST NATIONAL BANK

By:
Name:	Dave R. Player
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BANNER BANK

By:
Name:	Steven J. Fazzari
Title:	Senior Vice President

SCHEDULE I

THE LENDERS

Part A

Lender	Revolving Loan Commitment	Proportionate Share
Wells Fargo Bank, National Association	$27,000,000	45.00000000%

Bank of America, N.A.	$10,000,000	16.66666667%

LaSalle Bank National Association	$10,000,000	16.66666667%

Zions First National Bank	$7,000,000	11.66666667%

Banner Bank	$3,000,000	5.00000000%

Pacific Northwest Bank	$3,000,000	5.00000000%

Part B

Wells Fargo Bank, National Association

Capital Markets

Loan Syndications & Placements

555 Montgomery Street, 17th Floor

San Francisco, CA 94111

Attention: Anthony D. Wilson

Tel. No. (415) 396-4246

Fax No. (415) 362-5081

Bank of America, N.A.

800 5th Avenue, Floor 35

Seattle, WA 98104

Attention: Mark Crawford

Tel. No. (206) 358-8945

Fax No. (206) 585-1794

1

LaSalle Bank National Association

135 S. LaSalle Street

Chicago, IL 60603

Attention: Lora B. Backofen

Tel. No. (312) 904-2103

Fax No. (312) 904-6546

Zions First National Bank

100 N. 9th Street, Suite 300

Boise, ID 83702

Attention: Dave Player

Tel. No. (208) 336-1161

Fax No. (208) 344-9231

Banner Bank

501 N. Riverpoint Blvd., Suite 245

Spokane, WA 99201

Attention: Steven Fazzari, SVP

Tel. No. (509) 227-5404

Fax No. (509) 482-5765

Pacific Northwest Bank

1111 Third Avenue, Suite 250

Seattle, WA 98101

Attention: Carlos Guangorena

Tel. No. (206) 224-8784

Fax No. (206) 587-2632

2

SCHEDULE II

THE EXISTING COMMERCIAL LETTERS OF CREDIT

L/C #	EFFECTIVE DATE	AMOUNT
00461002	10/22/2002	15,362.40
00463242	11/06/2002	11,115.90
00463244	11/07/2002	22,794.65
00463689	11/12/2002	34,425.00
00466118	12/13/2002	27,973.00
00469137	01/10/2003	202,131.60
00469835	01/21/2003	32,529.60
00471138	01/23/2003	10,879.35
00471151	01/23/2003	43,057.50
00471291	01/24/2003	6,426.00
00471401	01/27/2003	195,049.00
00472118	02/05/2003	27,973.00
00473002	02/19/2003	63,663.00
00473671	02/24/2003	100,966.40
00474335	03/04/2003	10,686.30
Total:		805,032.70

1

SCHEDULE 4.01(g)

LITIGATION

See “Pending Mediation” below

PENDING MEDIATION

Ann Loy matter as described in the letter from Elsaesser Jarzabek, Anderson Marks Elliott & McHugh, Chartered, counsel to the Borrower, to Wells Fargo Bank, National Association dated February 17, 2003

1

SCHEDULE 4.01(k)

MULTIEMPLOYER PLANS

None

1

SCHEDULE 4.01(o)

SUBSIDIARIES OF THE BORROWER

Name	Jurisdiction	Shares Issued and Outstanding
Aspenwood Advertising, Inc.[1]	Delaware	100 shares common stock
Coldwater Creek Outlet Stores, Inc.[1]	Delaware	1,000 shares common stock
C-Squared LLC	Washington	[2]

[1]	Aspenwood Advertising, Inc. and Coldwater Creek Outlet Stores, Inc. are wholly-owned, direct subsidiaries of the Borrower. Such subsidiaries are authorized to issue only common stock.

[2]	The Borrower is the sole member of C-Squared LLC.

1

SCHEDULE 4.01(v)

AGREEMENTS WITH AFFILIATES AND OTHER AGREEMENTS

The Borrower has entered into the following agreements with the founders of the Borrower:

1.	The Borrower’s principal shareholders, Dennis and Ann Pence, had declined to accept any salaries for their executive management services from the beginning of fiscal 2002 through September 26, 2002 and through September 1, 2002, respectively. However, as required by generally accepted accounting principles in the United States, the Borrower imputed on a straight-line basis into its consolidated SG&A expenses fair market value salaries for Mr. and Mrs. Pence for these periods with corresponding offsetting credits to its consolidated additional paid-in capital. During the fiscal 2002 first quarter the imputed salaries were equivalent to Mr. and Mrs. Pence’s respective $300,000 salaries for fiscal 2001. However, based on diminished participation by Mr. and Mrs. Pence during the fiscal 2002 second quarter, the imputed salaries were reduced to one-half of Mr. Pence’s and one-quarter of Mrs. Pence’s fiscal 2001 salaries. During the fiscal 2002 third quarter, Mr. Pence’s imputed salary expense continued at one-half of his fiscal 2001 salary through September 26, 2002 after which date Mr. Pence began receiving cash remuneration for his executive management services. Effective September 1, 2002, Mrs. Pence retired from her position as the Borrower’s Executive Creative Director. Accordingly, no salary expense related to Mrs. Pence’s contributed services was imputed during the fiscal 2002 third quarter.

2.	Dennis and Ann Pence personally participate in a jet timeshare program. For flights by them and other corporate executives made exclusively for official corporate purposes, the Borrower reimburses Mr. and Mrs. Pence for (i) a usage based pro rata portion of the financing costs, (ii) a usage based pro rata portion of monthly maintenance fees, and (iii) actual hourly usage fees. Aggregate expense reimbursements totaled $163,000 and $4,000 for the third quarters of fiscal 2002 and 2001, respectively. Aggregate expense reimbursements totaled $590,000 and $120,000 for the first nine-months of fiscal 2002 and 2001, respectively.

Other than normal compensation and benefits paid to officers and directors for their services as officers and/or directors, the Borrower has entered into the following agreements with Affiliates:

1.	Prior to the enactment of the Sarbanes-Oxley Act (“the Act”), the Borrower maintained an Executive Loan Program under which the Borrower made, at its sole discretion and with prior approvals from the Chief Executive Officer and the Board of Directors’ Compensation Committee, secured long-term loans to key executives other than the Borrower’s founders, Dennis and Ann Pence. Each loan is secured by the executive’s personal net assets, inclusive of all vested stock options in the Borrower, bears interest at three percent per annum, and becomes due and payable on the earlier of (i) the date ten days before the date on which the vested stock options serving as partial security expire or (ii) ninety days from the date on which the executive’s employment with the Borrower terminates for any reason. Outstanding loans were $0.5 million and $0.8

1

million at November 30, 2002 and March 2, 2002, respectively. None of the loans outstanding prior to enactment of the Act have had any of their terms modified.

2.	During fiscal 2000 and 2001, the Compensation Committee of the Borrower’s Board of Directors authorized compensation bonus pools totaling $250,000 and $75,000, respectively, as additional incentives to retain certain designated key employees. The Borrower is accruing the related compensation expense to each designated key employee on a straight-line basis over a twenty-four month period based on specified performance criteria. On March 25, 2002, $200,000 of the $250,000 compensation bonus pool was considered earned and subsequently paid in full. On September 25, 2002, the remaining $50,000 of the $250,000 compensation bonus pool was considered earned and subsequently paid in full. The balance in the remaining pool will be payable provided certain specified performance criteria are met over the preceding 24-month period.

On March 15, 2002, the Compensation Committee of the Board of Directors authorized retention compensation incentive agreements for two designated key employees in the aggregate amount of $900,000. On September 1, 2002, the Compensation Committee of the Board of Directors amended the agreements for the two previously designated key employees and authorized one additional key employee to receive a retention compensation incentive. Currently, the aggregate amount of the now three agreements is $1,875,000. The Borrower accrued the compensation expense related to the original aggregate amount of $900,000 on a straight-line basis through September 1, 2002. The Borrower is accruing the remaining portion of the original aggregate amount of $900,000 and the additional amount of $975,000 on a straight-line basis over the re-established thirty-six month retention period based on specified performance criteria and the current expectation that the specified performance criteria will be met.

2

SCHEDULE 5.01(k)

JURISDICTIONS FOR GOOD STANDING CERTIFICATES

Coldwater Creek, Inc.

Arizona

California

Colorado

Delaware

Georgia

Idaho

Indiana

Massachusetts

Michigan

Minnesota

Missouri

New Jersey

New York

North Carolina

Ohio

Oregon

Pennsylvania

South Carolina

Texas

Utah

Virginia

West Virginia

Wisconsin

Illinois

Kansas

Maine

Washington

Wyoming

Coldwater Creek Outlet Stores Inc.

Delaware

Aspenwood Advertising, Inc.

Delaware

C Squared LLC

Washington

1

SCHEDULE 5.02(a)

EXISTING INDEBTEDNESS

None

1

SCHEDULE 5.02(b)

EXISTING LIENS

State	File Date	Secured Party	Collateral
Idaho	6/12/2001	EMC Corporation	Specific Equipment
Idaho	6/12/2001	EMC Corporation	Specific Equipment
West Virginia	12/6/1999	De Lage Landen Financial Services Inc.	Leased Equipment
Idaho	11/16/1998	Young Electric Sign Company	Sign
Idaho	12/30/1998	Young Electric Sign Company	Sign

1

SCHEDULE 5.02(e)

EXISTING INVESTMENTS

Outstanding loans to seven officers, shareholders, directors or employees in the aggregate amount of $548,494

1

EXHIBIT A

NOTICE OF REVOLVING LOAN BORROWING

[Date]

Wells Fargo Bank, National Association

as the Administrative Agent

Attn:

1. Reference is made to that certain Credit Agreement, dated as of March 5, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.01(b) of the Credit Agreement, the Borrower hereby irrevocably requests a Revolving Loan Borrowing upon the following terms:

(a) The principal amount of the requested Revolving Loan Borrowing is to be $                ;

(b) The requested Revolving Loan Borrowing is to consist of Revolving [“Base Rate” or “LIBOR”] Loans;

(c) If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Period for such Loans will be                  month[s]; and

(d) The date of the requested Revolving Loan Borrowing is to be                 ,             .

3. The Borrower hereby certifies to the Administrative Agent and the Lenders that, on the date of this Notice of Revolving Loan Borrowing and after giving effect to the requested Revolving Loan Borrowing:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

A-1

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

Please disburse the proceeds of the requested Revolving Loan Borrowing to:

IN WITNESS WHEREOF, the Borrower has executed this Notice of Revolving Loan Borrowing on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

A-2

EXHIBIT B

NOTICE OF REVOLVING LOAN CONVERSION

[Date]

Wells Fargo Bank, National Association

as the Administrative Agent

Attn:

1. Reference is made to that certain Credit Agreement, dated as of March 5, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.01(d) of the Credit Agreement, the Borrower hereby irrevocably requests to convert a Revolving Loan Borrowing as follows:

(a) The Revolving Loan Borrowing to be converted consists of [“Base Rate” or “LIBOR”] Loans in the aggregate principal amount of $                     which were initially advanced to the Borrower on                     ,         ;

(b) The Revolving Loans in the Revolving Loan Borrowing are to be converted into [“Base Rate” or “LIBOR”] Loans;

(c) If such Revolving Loans are to be converted into LIBOR Loans, the initial Interest Period for such Revolving Loans commencing upon conversion will be                      months; and

(d) The date of the requested conversion is to be                     ,         .

3. The Borrower hereby certifies to the Administrative Agent and the Lenders that, on the date of this Notice of Revolving Loan Conversion, and after giving effect to the requested conversion:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

IN WITNESS WHEREOF, the Borrower has executed this Notice of Revolving Loan Conversion on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT C

NOTICE OF REVOLVING LOAN INTEREST PERIOD SELECTION

[Date]

Wells Fargo Bank, National Association

as the Administrative Agent

Attn:

1. Reference is made to that certain Credit Agreement, dated as of March 5, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.01(e) of the Credit Agreement, the Borrower hereby irrevocably selects a new Interest Period for a Revolving Loan Borrowing as follows:

(a) The Revolving Loan Borrowing for which a new Interest Period is to be selected consists of LIBOR Loans in the aggregate principal amount of $                     which were initially advanced to the Borrower on                     ,             ;

(b) The last day of the current Interest Period for such Revolving Loans is                     ,             ; and

(c) The next Interest Period for such Revolving Loans commencing upon the last day of the current Interest Period is to be              month[s].

3. The Borrower hereby certifies to the Administrative Agent and the Lenders that, on the date of this Notice of Revolving Loan Interest Period Selection, and after giving effect to the requested selection:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

C-1

IN WITNESS WHEREOF, the Borrower has executed this Notice of Revolving Loan Interest Period Selection on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

C-2

EXHIBIT D

NOTICE OF SWING LOAN BORROWING

[Date]

Wells Fargo Bank, National Association

as the Administrative Agent

Attn:

1. Reference is made to that certain Credit Agreement, dated as of March 5, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.03(b) of the Credit Agreement, the Borrower hereby irrevocably requests the Swing Loan Borrowing upon the following terms:

(a) The principal amount of the Swing Loan Borrowing is to be $                    ; and

(b) The date of the Swing Loan Borrowing is to be                     ,             .

3. The Borrower hereby certifies to the Administrative Agent and the Lenders that, on the date of this Notice of Swing Loan Borrowing and after giving effect to the Swing Loan Borrowing:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

4. Please disburse the proceeds of the Swing Loan Borrowing to:

D-1

IN WITNESS WHEREOF, the Borrower has executed this Notice of Swing Loan Borrowing on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

D-2

EXHIBIT E

REVOLVING LOAN NOTE

$	,

FOR VALUE RECEIVED, COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of                                 , a                                                       (the “Lender”), the principal sum of                                               DOLLARS ($                    ) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement referred to below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

The Borrower shall make all payments hereunder, for the account of the Lender’s Applicable Lending Office, to the Administrative Agent as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

The Borrower hereby authorizes the Lender to record on the schedule(s) annexed to this note the date and amount of each Revolving Loan and of each payment or prepayment of principal made by the Borrower and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that the failure of the Lender to make any such notation shall not affect the Borrower’s obligations hereunder.

This note is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of March 5, 2003, by and among (1) the Borrower; (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The transfer, sale or assignment of any rights under or interest in this note is subject to certain restrictions contained in the Credit Agreement, including Section 8.05 thereof.

E-1

The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. The Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This note shall be governed by and construed in accordance with the laws of the State of California.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

E-2

EXHIBIT F

SWING LOAN NOTE

$5,000,000	March 5, 2003

FOR VALUE RECEIVED, COLDWATER CREEK INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), the principal sum of FIVE MILLION DOLLARS ($5,000,000) or such lesser amount as shall equal the aggregate outstanding principal balance of the Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

The Borrower shall make all payments hereunder, for the account of the Lender’s Applicable Lending Office, to the Administrative Agent as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

The Borrower hereby authorizes the Lender to record on the schedule(s) annexed to this note the date and amount of each Swing Line Loan and of each payment or prepayment of principal made by the Borrower and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that the failure of the Lender to make any such notation shall not affect the Borrower’s obligations hereunder.

This note is the Swing Line Note referred to in that certain Credit Agreement, dated as of March 5, 2003, by and among (1) the Borrower; (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The transfer, sale or assignment of any rights under or interest in this note is subject to certain restrictions contained in the Credit Agreement, including Section 8.05 thereof.

The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the Lender in the enforcement or attempt to enforce any of the Borrower’s obligations hereunder not performed when due. The Borrower hereby waives notice of presentment, demand, protest or notice of any other kind.

F-1

This note shall be governed by and construed in accordance with the laws of the State of California.

COLDWATER CREEK INC., a Delaware corporation
By:
Name:
Title:

F-2

EXHIBIT G

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT, dated as of the date set forth at the top of Attachment 1 hereto, by and among:

(1) The financial institution designated under item A of Attachment 1 hereto as the Assignor Lender (“Assignor Lender”); and

(2) The financial institution designated under item B of Attachment 1 hereto as the Assignee Lender (“Assignee Lender”).

RECITALS

A. Assignor Lender is one of the Lenders which is a party to the Credit Agreement, dated as of March 5, 2003, by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

B. Assignor Lender wishes to sell, and Assignee Lender wishes to purchase, all or a portion of Assignor Lender’s rights under the Credit Agreement pursuant to Section 8.05(c) of the Credit Agreement.

AGREEMENT

Now, therefore, the parties hereto hereby agree as follows:

1. Definitions. Except as otherwise defined in this Assignment Agreement, all capitalized terms used herein and defined in the Credit Agreement have the respective meanings given to those terms in the Credit Agreement.

2. Sale and Assignment. On the terms and subject to the conditions of this Assignment Agreement, Assignor Lender hereby agrees to sell, assign and delegate to Assignee Lender and Assignee Lender hereby agrees to purchase, accept and assume the rights, obligations and duties of a Lender under the Credit Agreement and the other Credit Documents having a Revolving Loan Commitment and corresponding Proportionate Share as set forth under Column 1 opposite Assignee Lender’s name on Attachment 1 hereto. Such sale, assignment and delegation shall become effective on the date designated in Attachment 1 hereto (the “Assignment Effective Date”), which date shall be, unless the Administrative Agent shall otherwise consent, at least five (5) Business Days after the date following the date counterparts of this Assignment Agreement are delivered to the Administrative Agent in accordance with Section 3 hereof.

3. Assignment Effective Notice. Upon (a) receipt by the Administrative Agent of five (5) counterparts of this Assignment Agreement (to each of which is attached a fully completed Attachment 1), each of which has been executed by Assignor Lender and Assignee Lender (and, to the extent required by Section 8.05(c) of the Credit Agreement, by Borrower and the Administrative Agent) and (b) payment to the Administrative Agent of the registration and processing fee specified in Section 8.05(e) of the Credit Agreement by Assignor Lender, the Administrative Agent will transmit to Borrower, Assignor Lender and Assignee Lender an Assignment Effective Notice substantially in the form of Attachment 2 hereto, fully completed (an “Assignment Effective Notice”).

4. Assignment Effective Date. At or before 12:00 noon (local time of Assignor Lender) on the Assignment Effective Date, Assignee Lender shall pay to Assignor Lender, in immediately available or same day funds, an amount equal to the purchase price, as agreed between Assignor Lender and Assignee Lender (the “Purchase Price”), for the Revolving Loan Commitment (and related Loans and participations in L/C Obligations) and corresponding Proportionate Shares purchased by Assignee Lender hereunder. Effective upon receipt by Assignor Lender of the Purchase Price payable by Assignee Lender, the sale, assignment and delegation to Assignee Lender of such Revolving Loan Commitment (and related Loans and participations in L/C Obligations) and corresponding Proportionate Shares as described in Section 2 hereof shall become effective.

5. Payments After the Assignment Effective Date. Assignor Lender and Assignee Lender hereby agree that the Administrative Agent shall, and hereby authorize and direct the Administrative Agent to, allocate amounts payable under the Credit Agreement and the other Credit Documents as follows:

(a) All principal payments made after the Assignment Effective Date with respect to each Revolving Loan Commitment and corresponding Proportionate Shares assigned to Assignee Lender pursuant to this Assignment Agreement shall be payable to Assignee Lender.

(b) All interest, fees and other amounts accrued after the Assignment Effective Date with respect to the Revolving Loan Commitment and corresponding Proportionate Shares assigned to Assignee Lender pursuant to this Assignment Agreement shall be payable to Assignee Lender.

Assignor Lender and Assignee Lender shall make any separate arrangements between themselves which they deem appropriate with respect to payments between them of amounts paid under the Credit Documents on account of the Revolving Loan Commitment and corresponding Proportionate Shares assigned to Assignee Lender, and neither the Administrative Agent nor Borrower shall have any responsibility to effect or carry out such separate arrangements.

6. Delivery of Notes. On or prior to the Assignment Effective Date, Assignor Lender will deliver to the Administrative Agent the Notes (if any) payable to Assignor Lender.

On or prior to the Assignment Effective Date, if requested, Borrower will deliver to the Administrative Agent new Notes for Assignee Lender and Assignor Lender, in each case in principal amounts reflecting, in accordance with the Credit Agreement, their respective Revolving Loan Commitments (as adjusted pursuant to this Assignment Agreement). As provided in Section 8.05(c) of the Credit Agreement, each such new Note shall be dated the Closing Date. Promptly after the Assignment Effective Date, if new Notes are requested the Administrative Agent will send to each of Assignor Lender and Assignee Lender, as applicable, its new Notes and, if applicable, will send to Borrower the superseded Notes payable to Assignor Lender, marked “Replaced.”

7. Delivery of Copies of Credit Documents. Concurrently with the execution and delivery hereof, Assignor Lender will provide to Assignee Lender (if it is not already a Lender party to the Credit Agreement) conformed copies of all documents delivered to Assignor Lender on or prior to the Closing Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

8. Further Assurances. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

9. Further Representations, Warranties and Covenants. Assignor Lender and Assignee Lender further represent and warrant to and covenant with each other, the Administrative Agent and the Lenders as follows:

(a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents furnished or the collateral or any security interest therein.

(b) Assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its obligations under the Credit Agreement or any other Credit Documents.

(c) Assignee Lender confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement.

(d) Assignee Lender will, independently and without reliance upon the Administrative Agent, Assignor Lender or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents.

(e) Assignee Lender appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the

Credit Agreement and the other Credit Documents as the Administrative Agent is authorized to exercise by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article VII of the Credit Agreement.

(f) Assignee Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

(g) Attachment 1 hereto sets forth administrative information with respect to Assignee Lender.

10. Effect of this Assignment Agreement. On and after the Assignment Effective Date, (a) Assignee Lender shall be a Lender with a Revolving Loan Commitment and corresponding Proportionate Shares equal to that set forth under Column 2 opposite Assignee Lender’s name on Attachment 1 hereto and shall have the rights, duties and obligations of such a Lender under the Credit Agreement and the other Credit Documents and (b) Assignor Lender shall be a Lender with a Revolving Loan Commitment and corresponding Proportionate Shares equal to that set forth under Column 2 opposite Assignor Lender’s name on Attachment 1 hereto, and shall have the rights, duties and obligations of such a Lender under the Credit Agreement and the other Credit Documents or, if the Revolving Loan Commitment of Assignor Lender has been reduced to $0, Assignor Lender shall cease to be a Lender and shall have no further obligation to make any Loans.

11. Miscellaneous. This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Section headings in this Assignment Agreement are for convenience of reference only and are not part of the substance hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date set forth in Attachment 1 hereto.

,as
Assignor Lender

By:
Name:
Title:

,as an
Assignee Lender

By:
Name:
Title:

CONSENTED TO AND ACKNOWLEDGED BY:

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION IN REGISTER:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

ATTACHMENT 1

TO ASSIGNMENT AGREEMENT

NAMES, ADDRESSES, REVOLVING LOAN COMMITMENTS, TERM LOANS AND

PROPORTIONATE SHARES OF ASSIGNOR LENDER AND ASSIGNEE LENDER

AND ASSIGNMENT EFFECTIVE DATE

                    , 20

		Column 1	Column 2
A.	ASSIGNOR LENDER	Revolving Loan Commitment and Proportionate Shares Transferred[1,2]	Revolving Loan Commitment and Proportionate Shares After Assignment [1]
		$	$
		%	%
Applicable Lending Office:

Address for Notices:

Telephone No.:
Telecopier No.:

Wiring Instructions:

[1]	To be expressed by a percentage rounded to the eighth digit to the right of the decimal point.
[2]	Proportionate Share of Total Commitment as contemplated to be sold by Assignor Lender and purchased by Assignee Lender pursuant to this Assignment Agreement.

		Column 1	Column 2
B.	ASSIGNEE LENDER	Revolving Loan Commitment and Proportionate Shares Transferred[1,2]	Revolving Loan Commitment and Proportionate Shares After Assignment [1]
		$	$
		%	%
Applicable Lending Office:

Address for Notices:

Telephone No.:
Telecopier No.:

Wiring Instructions:

		%	%
Applicable Lending Office:

Address for Notices:

[1]	To be expressed by a percentage rounded to the eighth digit to the right of the decimal point.
[2]	Proportionate Share of Total Commitment as contemplated to be sold by Assignor Lender and purchased by Assignee Lender pursuant to this Assignment Agreement.

Telephone No.:
Telecopier No.:

Wiring Instructions:

C.	ASSIGNMENT EFFECTIVE DATE:
, 20

ATTACHMENT 2

TO ASSIGNMENT AGREEMENT

FORM OF

ASSIGNMENT EFFECTIVE NOTICE

Reference is made to that certain Credit Agreement, dated as of March 5, 2003, by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Assignment Effective Date will be                     .

2. Pursuant to such Assignment Agreement, Assignor Lender is required to deliver to the Administrative Agent on or before the Assignment Effective Date the Note, if any, payable to Assignor Lender.

3. Pursuant to such Assignment Agreement and the Credit Agreement, the Borrower is required to deliver to the Administrative Agent on or before the Assignment Effective Date the following Notes, each dated                      [Insert appropriate date]:

[Describe each new Note for Assignor Lender and Assignee Lender as to principal amount, to the extent that each such Note is requested by Assignor Lender and/or Assignee Lender.]

4. Pursuant to such Assignment Agreement, Assignee Lender is required to pay its Purchase Price to Assignor Lender at or before 12:00 noon (local time of Assignor Lender) on the Assignment Effective Date in immediately available funds.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:

Name:

Title:

EXHIBIT H

COMPLIANCE CERTIFICATE

                                  , 200

Wells Fargo Bank, National

    Association, as Administrative Agent

1740 Broadway

Denver, Colorado 80274

This Compliance Certificate is delivered pursuant to that certain Credit Agreement, dated as of March 5, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) COLDWATER CREEK INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I thereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as lead arranger (in such capacity, “Lead Arranger”), as L/C issuer (in such capacity, “L/C Issuer”) and as Swing Line Lender (in such capacity, as “Swing Line Lender”). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Certificate”) shall have the meanings defined for them in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

This Compliance Certificate is delivered in accordance with Section 5.01(a)(iii) of the Credit Agreement by the president, chief executive officer, chief financial officer or treasurer of the Borrower. This Compliance Certificate is delivered for the month ended             ,              (the “Test Date”). Computations indicating compliance with respect to the covenants in Section 5.03 of the Credit Agreement are set forth below:

1. Section 5.03(a)—Current Ratio. As of the Test Date, the Current Ratio was             :1.00. The minimum permitted Current Ratio is 1.20 to 1.00.

The Current Ratio was computed as follows:

(a) Current Assets of the Borrowers and their Subsidiaries as of the Test Date	$
divided by (b) Current Liabilities of the Borrowers and their Subsidiaries as of the Test Date	$
equals Current Ratio [(a)÷(b)]	:1.00

2. Section 5.03(b) – Fixed Charge Coverage Ratio. As of the Test Date, the Fixed Charge Coverage Ratio was             :1.00. The minimum permitted Fixed Charge Coverage Ratio is 1.20 to 1.00.

The Fixed Charge Coverage Ratio was computed as follows:

(a) EBITDAR of the Borrowers and their Subsidiaries less Capital Expenditures (net of tenant improvements paid for by landlords)

(i) EBITDAR of the Borrowers and their Subsidiaries for the Test Period	$	___________

(ii) Capital Expenditures (net of tenant improvements paid for by landlords)	$	___________

equals (a) – Numerator [(i)-(ii)]	$	___________

divided by

(b) Fixed Charges for the Test Period

(i) Interest Expense for the Test Period	$	___________

        (ii) Payments of principal, other than optional payments of principal and payments of principal on Loans owing under the Credit Agreement, on Indebtedness with an original maturity date of greater than one year, to the extent actually paid during the Test Period

	$	___________

(iii) Rental Expense before any reduction for amortization of tenant improvements	$	___________

(iv) Cash income taxes, to the extent actually paid during the Test Period	$	___________

(v) Cash Distributions made during the Test Period	$	___________

equals (b) – Fixed Charges [(i)+(ii)+(iii)+(iv)+(v)]	$	___________

equals Fixed Charge Coverage Ratio[(a)÷(b)]		_____:1.00

3. Section 5.03(c) – Leverage Ratio. As of the Test Date, the Leverage Ratio was             :1.00. Beginning on May 3, 2002, the maximum permitted Leverage Ratio, is 3.00: 1.00.

The Leverage Ratio was computed as follows:

(a) Total Funded Debt of the Borrowers and their Subsidiaries as of the Test Date plus six times the Rental Expenses before any reduction for amortization of tenant improvements

(i) Total Funded Debt of the Borrowers and their Subsidiaries as of the Test Date

        (A) All obligations of the Borrowers and their Subsidiaries evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Persons for borrowed money (including obligations to repurchase receivables and other assets sold with recourse)

	$	___________

        (B) All obligations of the Borrowers and their Subsidiaries for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price)

	$	___________

        (C) All obligations of the Borrowers and their Subsidiaries under conditional sale or other title retention agreements with respect to property acquired by such Persons (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property)

	$	___________

(D) All obligations of the Borrower and their Subsidiaries as lessee under or with respect to Capital Leases	$	___________

(E) All Synthetic Lease Obligations of the Borrowers and their Subsidiaries	$	___________

(F) All obligations of the Borrowers and their Subsidiaries, contingent or otherwise, under or with respect to Surety Instruments	$	___________

(G) All obligations of the Borrowers and their Subsidiaries, contingent or otherwise, under or with respect to any Swap Agreements	$	___________

        (H) All Guaranty Obligations of the Borrowers and their Subsidiaries with respect to the obligations of other Persons of the types described in clauses (A) - (G) above and all other Contingent Obligations of such Persons

	$	___________

        (I) All obligations of other Persons of the types described in clauses (A) - (H) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of the Borrowers and their Subsidiaries, even though the Borrowers and their Subsidiaries have not assumed or become liable for the payment of such obligations

	$	___________

equals (i) – Total Funded Debt	$	___________
[(A)+(B)+(C)+(D)+(E)+(F)+(G)+(H)+(I)]

(ii) Six times Rental Expense before any amortization of tenant improvements for the Test Period

(A) Rental Expense before any amortization of tenant improvements for the Test Period	$	___________

(B) Six times		x 6

equals (ii) – Six Times Rental Expense [(A)x(B)]	$	___________

equals (a) – Total Funded Debt of the Borrowers plus six times the Rental Expenses before any reduction for amortization of tenant improvements [(i)+(ii)]	$	___________

divided by

(b) EBITDAR of the Borrowers and their Subsidiaries for the most recently ended four fiscal quarter period (the “Test Period”)

(i) Net Income for the Test Period	$	___________

(ii) Any extraordinary losses for the Test Period	$	___________

(iii) Any extraordinary gains for the Test Period	$	___________

(iv) Interest Expense for the Test Period (see paragraph below for computation)	$	___________

(v) The aggregate amount of federal and state taxes on or measured by income for the Test Period (whether or not payable during the Test Period)	$	___________

(vi) Depreciation and amortization expense for the Test Period	$	___________

(vii) All other non-cash expenses (less non-cash gains) for the Test Period	$	___________

(viii) All extraordinary losses (minus extraordinary gains) for the Test Period	$	___________

(ix) Rental Expense for the Test Period	$	___________

equals (b) – EBITDAR	$	___________

[(i)+(ii)-(iii)+(iv)+(v)+(vi)+(vi)+(viii)+(ix)]

equals Leverage Ratio [(a)÷(b)]		_____:1.00

For purposes of this Section 3, Interest Expense equals:

(a) Interest Expense

        (i) all interest, fees, charges and related expenses payable during the Test Period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP

	$	___________

(ii) the portion of rent actually paid during the Test Period under Capital Leases that should be treated as interest in accordance with GAAP,	$	___________

(iii) the Synthetic Lease Interest Component for the Test Period	$	___________

(iv) the net amounts payable (or minus the net amounts receivable) under any Swap Agreements accrued during the Test Period (whether or not actually paid or received during the Test Period)	$	___________

equals (a) – Interest Expense [(i)+(ii)-(iii)+(iv)]	$	___________

4. Section 5.03(e) – Minimum Consolidated Tangible Net Worth. As of the most recently ended fiscal year, the Consolidated Tangible Net Worth of the Borrowers and their Subsidiaries was $                        .

Consolidated Tangible Net Worth was computed as follows:

(a) Tangible Net Worth

(i) $90,000,000		$90,000,000

        (ii) Sixty-Five percent (65%) of the cumulative sum of the Loan Parties’ quarterly net income (ignoring any quarterly losses) after taxes for each Fiscal Quarter of the Loan Parties from and after September 1, 2002 through and including the Fiscal Quarter ending immediately prior to the Test Date

	$	___________

(iii) One hundred percent (100%) of the Net Proceeds of all Equity Securities issued by any of the Loan Parties during the period commencing on September 1, 2002 and ending on the Test Date	$	___________

equals (a) – Consolidated Tangible Net Worth	$	___________
[(i)+(ii)+(iii)]

5. Section 5.03(e) – Out of Debt. During the [current][most recently completed] Fiscal Year, the outstanding amount of Revolving Loans was zero for the period beginning on                      and ending on                     .

6. To the knowledge of the undersigned, during the fiscal period covered by this Compliance Certificate, no Default has occurred and is continuing, with the exceptions set forth below in response to which the Borrower has taken (or caused to be taken) or proposes to take (or cause to be taken) the following actions (if none, so state).

7. The undersigned officer of the Borrower certifies that the calculations made and the information contained herein are derived from the books and records of the Borrower and that each and every matter contained herein correctly reflects those books and records.

Dated:                     , 2002

COLDWATER CREEK INC., a Delaware corporation.

By:

Name:
Title:	[President] [Chief Financial Officer] [Chief Executive Officer] [Treasurer] for the above